Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
October 9, 2006

GOLF TRUST OF AMERICA, INC.
ANNOUNCES AGREEMENT TO END PROXY CONTEST

CHARLESTON, SC, October 9, 2006 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that on October 5, 2006, the Company had entered into a Letter Agreement (the “Letter Agreement”) with Jan H. Loeb and Nauman S. Toor (collectively, the “Director Candidates”) under which, among other things, the Company agreed (i) to increase the number of members of its board of directors to seven; (ii) to include (and recommend the candidacy of) Mr. Loeb in the board of directors’ slate of three nominees for potential election as Class I directors at the 2006 Annual Meeting; and (iii) to nominate (and recommend the candidacy of) Mr. Toor as the only candidate for potential election as an additional Class III director of the Company at the 2006 Annual Meeting.

Pursuant to the terms of  the Letter Agreement, the Board Candidates shall not, and each will not authorize or knowingly permit his affiliates and associates to, (i) solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2006 Annual Meeting or present any proposal for consideration at such annual meeting of stockholders, or (ii) encourage any other person or entity to solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2006 Annual Meeting or present any other proposal for consideration at the 2006 Annual Meeting.  In the Letter Agreement, Mr. Loeb also withdrew in its entirety his letter dated August 23, 2006 which provided notice to the Company of Mr. Loeb’s intention to nominate Messrs. Loeb and Toor for election as directors at the 2006 Annual Meeting (in lieu of Messrs. Ream and Wax) and to introduce at the 2006 Annual Meeting certain other matters pertaining to declassifying our board of directors.  The Board Candidates also agreed in the Letter Agreement that they and their affiliates would immediately cease all efforts, direct or indirect, in furtherance of Mr. Loeb’s proposals and any related solicitation, and any other action to obtain or influence control of us, and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with Mr. Loeb’s proposals.

In addition, the Board Candidates each acknowledged in the Letter Agreement that the Company’s stockholders have previously approved and adopted  the Plan of Liquidation, and that the Company’s board of directors intends to conduct the Company’s operations in a manner consistent with the Plan of Liquidation, unless or until its board of directors and its stockholders approve otherwise.  The Board Candidates also agreed to act in a manner consistent with and in furtherance of the Plan of Liquidation as approved by the Company’s  stockholders, unless or until the Company’s board of directors and its stockholders approve otherwise.  The Letter Agreement provides that despite the restrictions described above, any of the Company’s directors may propose to the Company’s board of directors for its preliminary consideration (subject to approval by the Company’s stockholders) a modification to the Plan of Liquidation.

The Company also agreed, subject to the satisfaction of certain conditions, to reimburse the Director Candidates the reasonable and actually incurred legal fees incurred by the Director Candidates solely in furtherance of concluding the Letter Agreement, the proposed nomination of the Director Candidates and the preparation of the related Schedules 13D, which shall in no event exceed $25,000 in the aggregate.

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The Company was formerly a real estate investment trust but is now engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.  The Company currently owns two properties (6.0 eighteen-hole equivalent golf courses).  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com

Certain matters discussed in this report and the press release contained as an exhibit hereto  may constitute forward-looking statements within the meaning of the federal securities laws. In particular, when used in this report or the press release, the words or phrases “will likely result,” “are expected to,” “is anticipated,” “the opportunity to,” “plans” or similar expressions are intended to identify “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected.  Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and booking patterns, the seasonal nature of the Company’s business, changes in pricing and general economic conditions, the impact of recent unusual weather conditions in Florida, as well as other risks and uncertainties detailed in the Company’s other filings with the Securities and Exchange Commission.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.